Exhibit 99.1

For Immediate Release: Wednesday, June 13, 2018

GM’s Stevens to Retire After 40 Years of Service

Dhivya Suryadevara named CFO

DETROIT – General Motors Co. today announced Chuck Stevens, GM executive vice president and Chief Financial Officer, has indicated his plans to retire after more than 40 years with the company, effective March 1, 2019.

GM also announced today the appointment of Dhivya Suryadevara as Chief Financial Officer, effective Sept. 1, 2018. Suryadevara, will report to Mary Barra, GM chairman and CEO.

Stevens will remain with the company as an advisor until his retirement.

“Dhivya’s experience and leadership in several key roles throughout our financial operations positions her well to build on the strong business results we’ve delivered over the last several years,” said Barra.

Suryadevara, 39, has been vice president, Corporate Finance since July 2017. In this role, she has been responsible for corporate financial planning, investor relations and special projects.

Suryadevara played an integral role in the Opel divestiture, Cruise acquisition, Lyft investment and more recently, SoftBank’s investment in GM Cruise.

From 2015 to 2017, Suryadevara served as vice president, Finance and Treasurer. She helped achieve ratings upgrades from all three credit ratings agencies, completed $2B notes issuance to fund discretionary pension contributions and upsized and renewed GM’s $14.5B revolver.

Suryadevara also served as CEO and chief investment officer for GM Asset Management from 2013 to 2017. In this capacity, she was responsible for the management of business and investment activities of GM’s $85B pension operations.

Suryadevara joined GM in 2005. She received a bachelor’s and master’s degree in commerce from the University of Madras in Chennai, India and an MBA from Harvard Business School. She is a Chartered Financial Analyst and a Chartered Accountant.

Stevens, 58, became GM CFO in January 2014. In this position, he led the company’s financial and accounting operations on a global basis. Stevens also led a cultural shift within the GM finance team, driving for stronger business partnerships and accountability for results.

“Chuck has played a crucial role in driving profitable growth across the enterprise for the last several years, as well as being a vital part of the development and execution of all aspects of the core and future business strategies for the company,” said Barra. “Chuck has built a very strong team of financial leaders around the world who serve as important business partners across all markets and operations. I personally want to thank Chuck for being a trusted advisor and for his significant contributions, dedication and commitment to GM throughout his career.”

Prior to becoming GM’s CFO, Stevens was GM’s CFO for North America from 2010 to 2014. He also served as interim CFO for GM South America from December 2011 to January 2013.

Stevens previously held leadership positions in China, Singapore, Indonesia and Thailand. He began his GM career at Buick Motor Division in 1978.

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General Motors Co. (NYSE:GM) has leadership positions in the world’s largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:

Julie Huston-Rough

GM Communications

313-549-6977

julie.huston-rough@gm.com